UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
United Parcel Service, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

United Parcel Service, Inc.
Supplement to Definitive Proxy Statement dated March 19, 2026
For the 2026 Annual Meeting of Shareowners to be held on May 7, 2026

On March 19, 2026, United Parcel Service, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Shareowners to be held on May 7, 2026. This supplement (“Supplement”) is being filed with the SEC and is being made available to shareowners on March 25, 2026. This Supplement should be read in conjunction with the Proxy Statement.
This Supplement clarifies information relating to the voting requirement for Proposal 3, the approval of the Company’s 2026 Omnibus Incentive Compensation Plan (“Proposal 3”). The vote required to approve Proposal 3 is the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on Proposal 3. Abstentions continue to have the same effect as a vote “against” Proposal 3.
Except as described above, this Supplement to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.